EXHIBIT 10.34
Description of Executive Cash Bonus Plan
Titan Machinery Inc.’s Executive Cash Bonus Plan (the “Plan”) is designed to reward executive officers for achievement of certain financial performance goals, which are annually set by the Compensation Committee. Each executive officer may earn a potential bonus up to a prescribed percentage of the officer’s base salary, which percentage may be set forth in applicable employment agreements for certain executive officers or annually established by the Compensation Committee for other officers. Base salary will be the officer’s annual salary rate in effect for the applicable fiscal year. Each year, the Compensation Committee reviews the Plan and establishes the performance categories, the threshold, target, and maximum goals for each performance category, and the percentage of the eligible bonus allocated to each performance category. Annual bonuses earned under the Plan are paid in cash.